Exhibit 1

Oi S.A. - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

Publicly-Held Company

FINAL SUMMARY VOTING CHART

Final voting chart of the Annual and Extraordinary General Shareholders’ Meeting held on April 26, 2019, at 11 a.m., at the headquarters of the Company, located at Rua do Lavradio, 71, Centro, in the City of Rio de Janeiro, RJ, including votes cast through remote voting ballots.

Item	Description of the Resolution	Resolution	In Favor	Contrary	Abstention
At the Annual General Meeting:
1.	To analyze the management accounts, examine, discuss and vote on the financial statements related to the fiscal year ended December 31, 2018.	Approved	2,484,368,020	388,147	2,321,242,547
	% of the valid votes	-	99.98%	0.02%	-
2.	To deliberate on the allocation of the results of the fiscal year ended December 31, 2018.	Approved	2,531,079,518	388,994	2,274,530,202
	% of the valid votes	-	99.98%	0.02%	-
3.	To establish the annual global amount of compensation for Management and members of the Company’s Fiscal Council.	Approved	2,529,765,603	18,553,383	2,257,679,728
	% of the valid votes	-	99.27%	0.73%	-
4.1	To elect one sitting member of the Fiscal Council and his/her respective alternate, in a separate vote.
	Raphael Manhães Martins (sitting member) Domenica Eisenstein (alternate)	8,151,551 votes
	Marcelo Curti (sitting member) Luiz Fernando Ferraz de Resende (alternate)	1,800,000 votes
4.2	To elect the members of the Fiscal Council and their respective alternates.	Approved	2,811,882,772	33,736,123	1,960,379,819
	% of the valid votes	-	98.11%	1.19%	-
At the Extraordinary General Meeting:
5.	To deliberate about the amendment and consolidation of the By-Laws with the purpose of converting the Audit, Risk, and Control Committee into a Statutory Audit Committees and to assign its members all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable US regulations.	Approved	2,454,667,490	47,388,980	2,303,942,244
	% of the valid votes	-	98.11%	1.89%	-
6.	To approve the Long-Term Incentive Plan based on the shares issued by the Company for Executives.	Approved	2,777,388,954	173,272,576	1,855,337,184
	% of the valid votes	-	94.13%	5.87%	-
7.	To approve the Long-Term Incentive Plan based on shares issued by the Company for the members of the Board of Directors.	Approved	2,767,135,892	498,185,985	1,540,676,837
	% of the valid votes	-	84.74%	15.26%	-
8.	To approve the Company’s Loss Replacement Policy, which provides the rules, limits and procedures applicable to the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, and their Directors, Officers and employees covered by the Policy, duly supported by the template indemnity agreement to be entered into with each beneficiary.	Approved	2,186,285,790	315,184,572	2,304,528,352
	% of the valid votes	-	87.40%	12.60%	-
9.	Ratification of all acts performed by the Company’s management in the scope of Judicial Reorganization.	Approved	2,557,386,318	154,467,566	2,094,144,830
	% of the valid votes	-	94.30%	5.70%	-